EXHIBIT 4.7

AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT,
DATED AS OF DECEMBER 27, 2007, BETWEEN MARINE PARK HOLDINGS, INC.
AND EACH OF THE SEVERAL PURCHASERS SIGNATORY THERETO

This Amendment No. 1, dated as of February 6, 2008, between New Cardio, Inc. (formerly Marine Park Holdings, Inc.), Vision Opportunity Master Fund, Ltd. (“Vision”) and Platinum Montaur Life Sciences, LLC (“Platinum” and collectively with Vision, the “Majority Holders”)  amends the Registration Rights Agreement made and entered into as of December 27, 2007, among the parties thereto (the “Agreement”). All the terms of the Agreement are incorporated herein by reference, except as otherwise stated herein. Capitalized terms used herein that are not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Agreement may be amended in a writing signed by the Company and the Holders of a majority of the then outstanding Registrable Securities pursuant to Section 6(f) of the Agreement; and

WHEREAS, the Company and the Majority Holders desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each of the Majority Holders agree as follows:

1.  The following Definition in Section 1 of the Agreement is hereby amended and replaced in their entirety with the following:

“Registrable Securities” means (i) all of the shares of Common Stock issuable upon conversion in full of the Preferred Stock (assuming on the date of determination the shares of Preferred Stock are converted in full without regard to any conversion limitations therein), (ii) any additional shares of Common Stock when and if issued in connection on  with any anti-dilution provisions in the Preferred Stock (without giving effect to any limitations on conversion set forth in the Certificate of Designation) and (iii) any securities issued or issuable upon any stock split, dividend or other distribution,  recapitalization or similar event with respect to the foregoing.

2.  Section 2(a) of the Agreement is hereby amended and replaced in its entirety with the following:

On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all or such maximum portion of the Registrable Securities as permitted by SEC Guidance (provided that, the Company shall use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29) that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.  The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith) and shall contain (unless otherwise directed by at least an 85% majority in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A.  Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold, or may be sold without volume restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”).  The Company shall request effectiveness of a Registration Statement prior to the applicable Effectiveness Deadline, as of 5:00 p.m. New York City time on a Trading Day, subsequent to notification that the Registration Statement will not be reviewed or is no longer subject to further review and comments.   The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement.  The Company shall, by 9:30 a.m. New York City time on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.  Failure to so notify the Holder within 1 Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(b).  Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(b), if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced with respect to each Holder on a pro rata basis based on the total number of unregistered shares underlying the Preferred Stock; provided, however, that, prior to any reduction in the number of Registrable Securities included in a Registration Statement as set forth in this sentence, the number of shares of Common Stock set forth on Schedule 6(b) hereto which shall have been included on such Registration Statement shall be reduced by up to 100%.

3.  Except as expressly set forth herein, all other terms and conditions of the Agreement remain in full force and effect and this Amendment shall be governed by all other terms contained therein.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NEW CARDIO, INC.

By:	/s/ Richard Brounstein
Name: Richard Brounstein
Title: CFO

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Director

PLATINUM MONTAUR LIFE SCIENCES, LLC

By:	/s/ Michael Goldberg
Name: Michael Goldberg
Title: Portfolio Manager

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